Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER
AND FISCAL YEAR ENDED JUNE 30, 2017

PORT ANGELES, WA (August 4, 2017) - First Northwest Bancorp (NASDAQ - FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced its operating results for the fourth quarter and fiscal year ended June 30, 2017. The Company reported net income for the fiscal year ended June 30, 2017 of $5.1 million, or $0.46 earnings per basic and diluted share, compared to net income of $4.0 million, or $0.33 earnings per basic and diluted share, for the fiscal year ended June 30, 2016. The Company had net income of $1.1 million, or $0.10 earnings per basic and diluted share, for the quarter ended June 30, 2017, a decrease of $1.1 million, or 48.5%, compared to net income of $2.2 million, or $0.20 earnings per basic and diluted share, for the prior quarter ended March 31, 2017, which included income from a death benefit on Bank Owned Life Insurance ("BOLI"). The current quarter's net income decreased $39,000, or 3.4%, compared to net income of $1.2 million for the same quarter in 2016.

Larry Hueth, President and Chief Executive Officer of the Company, commented, "We continue to be pleased with our progress as we complete our second full year as a public company. Deposit and loan growth continue in all markets, and we are very pleased with our de novo branch performance in new markets. The continued transition to a community bank balance sheet has resulted in improved net interest income and net interest margin. Asset quality remains satisfactory with nonperforming loans to total loans of 0.3% at June 30, 2017 and March 31, 2017, compared to 0.5% at June 30, 2016, and provisions for loan losses taken during these periods was mainly attributable to loan growth. While I am pleased with the steady progress we have achieved, additional efforts and focus are required to continue to improve earnings and increase shareholder value."

Fourth Quarter highlights (at or for the quarter ended June 30, 2017)

•	Net income decreased $1.1 million, or 48.5%, compared to the quarter ended March 31, 2017, primarily due to a death benefit on BOLI received in the prior quarter;
•	Basic and diluted earnings per share decreased to $0.10 compared to $0.20 for the quarter ended March 31, 2017;
•	Net loans receivable increased $20.6 million, or 2.9%, as all loan categories increased;

•	Deposits increased $16.0 million, or 2.0%, during the quarter to $823.8 million, as we continued to offer competitive products and services in order to increase our depositor base;
•	Net interest income increased $415,000, or 5.1%, to $8.5 million for the quarter, mainly due to an increase in interest and fees on loans receivable;
•
Net interest margin increased to 3.34% for the quarter compared to the prior quarter of 3.18%, due mainly to an increase in the average balance of loans receivable and income related to the early repayment of certain loans and investments;

•
We repurchased an additional 175,700 shares of common stock during the quarter; a total of 1,065,200 shares, or 81.9%, of the 1,300,756 shares authorized have been repurchased under the Company's stock repurchase plan, at an average price of $14.29 per share.

Balance Sheet Review

During the quarter ended June 30, 2017, total assets increased $6.4 million, or 0.6%, to $1.1 billion. Year over year, total assets increased $77.6 million, or 7.7%, from $1.0 billion at June 30, 2016. Investment securities decreased $15.1 million, or 5.1%, during the quarter to $280.5 million at June 30, 2017, primarily due to prepayments of available for sale securities. Investment securities decreased $43.4 million, or 13.4%, as compared to $323.9 million at June 30, 2016, primarily as a result of sales, prepayment and call activity, and normal amortization. BOLI increased $10.1 million to $28.4 million at June 30, 2017 from $18.3 million at June 30, 2016, primarily the result of the purchase of additional policies.

Net loans, excluding loans held for sale, increased $20.6 million during the three months ended June 30, 2017. All loan categories increased, including increases in construction and land loans of $5.2 million, one-to four-family residential loans of $5.1 million, commercial real estate loans of $3.8 million, and other consumer loans of $3.4 million. Other consumer loans increased primarily as a result of auto loans originated as part of our indirect lending program. There were $32.0 million in undisbursed construction loan commitments at June 30, 2017, of which $13.6 million was committed to one- to four-family residential construction; $9.5 million was committed to multi-family construction; $3.5 million was committed to commercial hospitality construction; $4.7 million was committed to commercial speculative construction; and $686,000 was committed to commercial real estate construction. Compared to June 30, 2016, net loans, excluding loans held for sale, increased $106.9 million, or 17.3%, which included increases in commercial real estate loans of $40.9 million, construction and land loans of $21.3 million, one- to four family residential loans of $19.8 million, other consumer loans of $12.0 million, and multi-family loans of $12.0 million.

Loans receivable consisted of the following at the dates indicated:
	June 30, 2017	March 31, 2017	June 30, 2016
	(In thousands)
Real Estate:
One to four family	$328,243	$323,166	$308,471
Multi-family	58,101	56,932	46,125
Commercial real estate	202,038	198,262	161,182
Construction and land	71,630	66,448	50,351
Total real estate loans	660,012	644,808	566,129

Consumer:
Home equity	35,869	34,193	33,909
Other consumer	21,043	17,603	9,023
Total consumer loans	56,912	51,796	42,932

Commercial business loans	17,073	16,851	16,924

Total loans	733,997	713,455	625,985
Less:
Net deferred loan fees	904	1,114	1,182
Premium on purchased loans, net	(2,216)	(2,218)	(2,280)
Allowance for loan losses	8,523	8,328	7,239
Total loans receivable, net	$726,786	$706,231	$619,844

During the quarter ended June 30, 2017, the total investment securities portfolio decreased $15.1 million to $280.5 million. Mortgage-backed securities represented the largest portion of the investment securities portfolio and totaled $207.1 million at June 30, 2017, a decrease during the quarter of $7.8 million, or 3.6%, from $214.9 million at March 31, 2017. Other investment securities, including mostly municipal bonds and other asset-backed securities, were $73.4 million at June 30, 2017, a decrease of $7.3 million, or 9.0%, from $80.6 million at March 31, 2017, primarily the result of prepayment activity partially offset by new purchases. Total investment securities decreased $43.4 million, or 13.4%, at June 30, 2017 compared to $323.9 million at June 30, 2016, which included a $16.8 million decrease in mortgage-backed securities and a $26.6 million decrease in other investment securities. We continue to manage the investment portfolio as a source of liquidity to fund our growth and supplement interest income.

 During the quarter ended June 30, 2017, total liabilities increased $7.2 million, or 0.8%, to $910.0 million at June 30, 2017 from $902.8 million at March 31, 2017, mainly a result of an increase in deposits partially offset by a decrease in borrowings. During the quarter, customer deposits increased $16.0 million, or 2.0%, to $823.8 million at June 30, 2017, from $807.7 million at March 31, 2017, as we continue to grow our deposit customer base in new and historic markets. The increase in deposits was the result of an increase of $33.6 million, or 18.9%, in certificates of deposit, $1.4 million, or 0.6%, in transaction accounts, and $590,000, or 0.6%, in savings accounts, partially offset by a decrease of $19.6 million, or 6.8%, in money market accounts.
Total liabilities increased $89.6 million, or 10.9%, over the last year, which was mainly attributable to an increase in deposits of $100.5 million, or 13.9%, compared to $723.3 million at June 30, 2016. Deposit account increases were the result of our continuing efforts to expand commercial and consumer deposit relationships in our most recently opened locations in Kitsap and Whatcom County, Washington, as well as within our historic Clallam and Jefferson County, Washington locations.

Total shareholders' equity decreased $816,000, or 0.5%, to $177.7 million at June 30, 2017, from $178.5 million at March 31, 2017, primarily due to the repurchase of an additional 175,700 shares of common stock during the quarter. Total shareholders' equity decreased $12.0 million, or 6.3%, during the year due to our repurchase of shares of common stock and change in the unrealized market value of available for sale securities, partially offset by increases due to net income and the allocation of shares in our Employee Stock Ownership Plan ("ESOP").

Operating Results

Net interest income after provision for loan losses increased $345,000, or 4.4%, to $8.2 million for the quarter ended June 30, 2017, from $7.9 million for the prior quarter ended March 31, 2017, due to an increase in net interest income of $415,000, partially offset by an increase in the provision for loan losses of $70,000. Net interest income after the provision for loan losses increased $1.1 million, or 15.9%, compared to $7.1 million for the quarter ended June 30, 2016, due to an increase in net interest income of $1.2 million, partially offset by an increase in the provision for loan losses of $52,000. The increase in the provision for loan losses for the quarter ended June 30, 2017, compared to the previous quarter and the same quarter of the prior year, was primarily due to the growth of loans receivable. Total interest income increased $527,000, or 5.6%, during the quarter to $9.9 million for the quarter ended June 30, 2017, as compared to $9.4 million for the quarter ended March 31, 2017, and increased $1.4 million, or 16.3%, as compared to $8.5 million for the quarter ended June 30, 2016, primarily due to increases in the average balance of, and interest earned on, loans receivable.

Interest expense increased $112,000, or 8.6%, to $1.4 million for the quarter ended June 30, 2017, due to the increase in the average balances, and interest paid on, customer deposits as well as our increased utilization of short-term FHLB advances. Total interest expense increased $208,000, or 17.2%, as compared to the quarter ended June 30, 2016, mainly due to an increase in the average balances of, and interest paid on, customer deposits.

The net interest margin increased 16 basis points to 3.34% for the quarter ended June 30, 2017 compared to 3.18% for the prior quarter ended March 31, 2017, and increased 26 basis points from 3.08% for the same period in 2016. Net interest margin increased for the quarter ended June 30, 2017 compared to the prior quarter and the same period in 2016, primarily due to an increase in the average balance of total loans receivable earning higher yields compared to cash and investment alternatives.
Noninterest income decreased $1.0 million, or 45.5%, to $1.2 million during the quarter ended June 30, 2017, compared to the prior quarter ended March 31, 2017, primarily due to income in the prior quarter from a death benefit received from BOLI of $768,000 and a $240,000 decline in the net gain on sale of loans as we sold fewer loans in the most recent quarter. Noninterest income decreased $786,000, or 39.6%, during the quarter ended June 30, 2017, compared to $2.0 million for the same quarter in 2016, primarily due to a gain on the sale of securities of $711,000 recorded in the same quarter last year as we sold investment securities at gains to offset $414,000 in prepayment penalties on the early repayment of FHLB advances.

Noninterest expense increased $441,000, or 5.9%, to $7.9 million for the quarter ended June 30, 2017, compared to $7.5 million for the quarter ended March 31, 2017, primarily due to an increase in compensation and benefits expense of $223,000. Noninterest expense increased $502,000, or 6.8%, for the quarter ended June 30, 2017, compared to $7.4 million for the same quarter in 2016, primarily due to an increase of $856,000 in compensation and benefits. Compensation and benefits continued to increase compared to the previous quarter and the same quarter one year prior as we added staff to manage our operations and growth, rewarded our staff and management for performance through incentive programs and sales commissions, and have implemented retention tools such as our stock awards program.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at June 30, 2017. As of June 30, 2017, the Company had Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 16.5%, 24.4%, 24.4%, and 25.6%, respectively. The Company's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 18.7%, 29.9%, 29.9%, and 31.1% respectively, at June 30, 2016.

Credit quality remains strong with nonperforming loans decreasing $434,000, or 18.5%, during the quarter ended June 30, 2017, to $1.9 million at June 30, 2017 from $2.3 million at March 31, 2017, mainly attributable to a decrease in nonperforming one- to four-family residential loans of $442,000. Nonperforming loans to total gross loans was 0.3% at both June 30, 2017 and March 31, 2017 and was 0.5% at June 30, 2016. Improvements in asset quality during the year are reflected by an increase in the percentage of the allowance for loan losses to nonperforming loans to 445.1% at June 30, 2017 from 354.5% at March 31, 2017, and 222.3% at June 30, 2016. Classified loans decreased $474,000 to $3.3 million at June 30, 2017 from $3.7 million at March 31, 2017, and were $4.6 million at June 30, 2016. Our allowance for loan losses as a percentage of total loans was 1.2% at June 30, 2017, March 31, 2017, and June 30, 2016.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving Western Washington State, with twelve banking locations, eight located within Clallam and Jefferson counties, one in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company's operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)
				Three	One
	June 30,	March 31,	June 30,	Month	Year
ASSETS	2017	2017	2016	Change	Change

Cash and due from banks	$14,510	$11,791	$12,841	23.1%	13.0%
Interest-bearing deposits in banks	9,782	11,397	9,809	(14.2)	(0.3)
Investment securities available for sale, at fair value	228,593	242,732	267,857	(5.8)	(14.7)
Investment securities held to maturity, at amortized cost	51,872	52,795	56,038	(1.7)	(7.4)
Loans held for sale	—	638	917	(100.0)	(100.0)
Loans receivable (net of allowance for loan losses of $8,523, $8,328, and $7,239)	726,786	706,231	619,844	2.9	17.3
Federal Home Loan Bank (FHLB) stock, at cost	4,368	4,741	4,403	(7.9)	(0.8)
Accrued interest receivable	3,020	3,080	2,802	(1.9)	7.8
Premises and equipment, net	13,236	13,525	13,519	(2.1)	(2.1)
Mortgage servicing rights, net	986	1,046	998	(5.7)	(1.2)
Bank-owned life insurance, net	28,413	28,253	18,282	0.6	55.4
Real estate owned and repossessed assets	104	6	81	1,633.3	28.4
Prepaid expenses and other assets	6,006	5,067	2,711	18.5	121.5

Total assets	$1,087,676	$1,081,302	$1,010,102	0.6%	7.7%

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$823,760	$807,715	$723,287	2.0%	13.9%
Borrowings	77,427	86,553	80,672	(10.5)	(4.0)
Accrued interest payable	208	195	189	6.7	10.1
Accrued expenses and other liabilities	7,417	6,358	15,173	16.7	(51.1)
Advances from borrowers for taxes and insurance	1,143	1,944	1,040	(41.2)	9.9

Total liabilities	909,955	902,765	820,361	0.8	10.9

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 11,902,146 at June 30, 2017; issued and outstanding 12,501,546 at March 31, 2017; and issued and outstanding 12,676,660 at June 30, 2016	119	121	127	(1.7)	(6.3)
Additional paid-in capital	112,058	113,517	122,595	(1.3)	(8.6)
Retained earnings	77,515	77,562	77,301	(0.1)	0.3
Accumulated other comprehensive (loss) income, net of tax	(434)	(980)	1,895	55.7	(122.9)
Unearned employee stock ownership plan (ESOP) shares	(11,537)	(11,683)	(12,177)	1.2	5.3

Total shareholders' equity	177,721	178,537	189,741	(0.5)	(6.3)

Total liabilities and shareholders' equity	$1,087,676	$1,081,302	$1,010,102	0.6%	7.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)  (Unaudited)

	Quarter Ended			Three	One
	June 30,	March 31,	June 30,	Month	Year
	2017	2017	2016	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$7,883	$7,479	$6,376	5.4%	23.6%
Interest on mortgage-backed and related securities	1,285	1,298	1,314	(1.0)	(2.2)
Interest on investment securities	709	580	817	22.2	(13.2)
Interest-bearing deposits and other	24	21	11	14.3	118.2
FHLB dividends	34	30	28	13.3	21.4
Total interest income	9,935	9,408	8,546	5.6	16.3

INTEREST EXPENSE
Deposits	798	718	600	11.1	33.0
Borrowings	617	585	607	5.5	1.6
Total interest expense	1,415	1,303	1,207	8.6	17.2

Net interest income	8,520	8,105	7,339	5.1	16.1

PROVISION FOR LOAN LOSSES	285	215	233	32.6	22.3

Net interest income after provision for loan losses	8,235	7,890	7,106	4.4	15.9

NONINTEREST INCOME
Loan and deposit service fees	888	821	915	8.2	(3.0)
Mortgage servicing fees, net of amortization	44	69	68	(36.2)	(35.3)
Net gain on sale of loans	44	284	146	(84.5)	(69.9)
Net gain on sale of investment securities	—	—	711	n/a	(100.0)
Increase in cash surrender value of bank-owned life insurance	159	178	55	(10.7)	189.1
Income from death benefit on bank-owned life insurance, net	—	768	—	(100.0)	n/a
Other income	64	81	90	(21.0)	(28.9)
Total noninterest income	1,199	2,201	1,985	(45.5)	(39.6)

NONINTEREST EXPENSE
Compensation and benefits	4,753	4,530	3,897	4.9	22.0
Real estate owned and repossessed assets expenses (income), net	14	(50)	55	128.0	(74.5)
Data processing	617	597	710	3.4	(13.1)
Occupancy and equipment	995	985	872	1.0	14.1
Supplies, postage, and telephone	196	198	168	(1.0)	16.7
Regulatory assessments and state taxes	137	133	108	3.0	26.9
Advertising	217	179	157	21.2	38.2
Professional fees	363	371	437	(2.2)	(16.9)
FDIC insurance premium	70	54	93	29.6	(24.7)
FHLB prepayment penalty	—	—	414	n/a	(100.0)
Other	577	501	526	15.2	9.7
Total noninterest expense	7,939	7,498	7,437	5.9	6.8

INCOME BEFORE PROVISION FOR INCOME TAXES	1,495	2,593	1,654	(42.3)	(9.6)

PROVISION FOR INCOME TAXES	380	429	500	(11.4)	(24.0)

NET INCOME	$1,115	$2,164	$1,154	(48.5)%	(3.4)%

Basic and diluted earnings per share	$0.10	$0.20	$0.10	(50.0)%	—%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)
	Years Ended		One
	June 30,		Year
	2017	2016	Change
INTEREST INCOME
Interest and fees on loans receivable	$29,274	$23,691	23.6%
Interest on mortgage-backed and related securities	4,779	5,223	(8.5)
Interest on investment securities	2,555	3,096	(17.5)
Interest on deposits and other	70	58	20.7
FHLB dividends	126	104	21.2
Total interest income	36,804	32,172	14.4

INTEREST EXPENSE
Deposits	2,859	2,169	31.8
Borrowings	2,300	2,601	(11.6)
Total interest expense	5,159	4,770	8.2

Net interest income	31,645	27,402	15.5

PROVISION FOR LOAN LOSSES	1,260	233	440.8

Net interest income after provision for loan losses	30,385	27,169	11.8

NONINTEREST INCOME
Loan and deposit service fees	3,511	3,570	(1.7)
Mortgage servicing fees, net of amortization	232	255	(9.0)
Net gain on sale of loans	757	234	223.5
Net gain on sale of investment securities	—	1,567	(100.0)
Increase in cash surrender value of bank-owned life insurance	701	114	514.9
Income from death benefit on bank-owned life insurance, net	768	—	100.0
Other income	205	437	(53.1)
Total noninterest income	6,174	6,177	—

NONINTEREST EXPENSE
Compensation and benefits	17,245	14,523	18.7
Real estate owned and repossessed assets expenses (income), net	17	(307)	105.5
Data processing	2,665	2,704	(1.4)
Occupancy and equipment	3,879	3,492	11.1
Supplies, postage, and telephone	714	668	6.9
Regulatory assessments and state taxes	504	485	3.9
Advertising	685	797	(14.1)
Professional fees	1,415	1,757	(19.5)
FDIC insurance premium	251	424	(40.8)
FHLB prepayment penalty	—	1,193	(100.0)
Other	2,404	2,161	11.2
Total noninterest expense	29,779	27,897	6.7

INCOME BEFORE PROVISION FOR INCOME TAXES	6,780	5,449	24.4

PROVISION FOR INCOME TAXES	1,662	1,457	14.1

NET INCOME	$5,118	$3,992	28.2%

Basic and diluted earnings per share	0.46	0.33	39.4%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Performance ratios: (1)
Return on average assets	0.41%	0.80%	0.46%	0.26%	0.46%
Return on average equity	2.49	4.85	2.61	1.37	2.42
Average interest rate spread	3.16	3.01	2.95	2.88	2.90
Net interest margin (2)	3.34	3.18	3.12	3.06	3.08
Efficiency ratio (3)	81.7	72.8	76.5	84.8	79.8
Average interest-earning assets to average interest-bearing liabilities	132.7	133.5	134.0	137.2	136.7

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%	0.2%	0.3%	0.3%
Nonperforming loans to total gross loans (5)	0.3	0.3	0.4	0.4	0.5
Allowance for loan losses to nonperforming loans (5)	445.1	354.5	322.7	268.1	222.3
Allowance for loan losses to total loans receivable	1.2	1.2	1.2	1.2	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios:
Equity to total assets at end of period	16.3%	16.5%	16.9%	18.1%	18.8%
Average equity to average assets	16.6	16.5	17.4	18.7	19.0

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited) (continued)

	As of or For the Year Ended
	June 30,
	2017	2016
Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets	0.48%	0.41%
Return on average equity	2.81	2.09
Average interest rate spread	3.00	2.78
Net interest margin (1)	3.18	2.98
Efficiency ratio (2)	78.7	83.1
Average interest-earning assets to average interest-bearing liabilities	134.3	138.0

Asset quality ratios:
Nonperforming assets to total assets at end of period (3)	0.2%	0.5%
Nonperforming loans to total gross loans (4)	0.3	0.5
Allowance for loan losses to nonperforming loans (4)	445.2	222.3
Allowance for loan losses to total loans receivable	1.2	1.2
Net charge-offs to average outstanding loans	—	—

Capital ratios:
Equity to total assets at end of period	16.3%	18.8%
Average equity to average assets	17.3	19.7

(1)	Net interest income divided by average interest-earning assets.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(4)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.